UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                               (Amendment No. 25)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
                    AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              L Q Corporation, Inc.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    50213T104
                                 (CUSIP Number)

                          Mr. James A. Mitarotonda c/o
                    Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  July 31, 2007
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Barington Companies Equity Partners, L.P.             13-4088890

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 WC

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
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11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

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12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

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13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

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14)   TYPE OF REPORTING PERSON
                                      PN

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

                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Barington Companies Investors, LLC                    13-4126527

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 OO

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
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11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

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12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

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13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

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14)   TYPE OF REPORTING PERSON
                                      OO

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

                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Barington Companies Offshore Fund, Ltd.

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 WC

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             British Virgin Islands

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
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11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

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12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

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13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

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14)   TYPE OF REPORTING PERSON
                                      CO

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


                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Barington Offshore Advisors II, LLC                   20-8325785

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 OO

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
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11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

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12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

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13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

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14)   TYPE OF REPORTING PERSON
                                      IA, OO

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

                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Barington Capital Group, L.P.                         13-3635132

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 OO

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             New York

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
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11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

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13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

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14)   TYPE OF REPORTING PERSON
                                      PN

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

                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             LNA Capital Corp.                                     13-3635168

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 OO

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
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11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

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13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

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14)   TYPE OF REPORTING PERSON
                                      CO

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

                                  SCHEDULE 13D
CUSIP No. 50213T104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             James A. Mitarotonda

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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

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3)    SEC USE ONLY

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4)    SOURCE OF FUNDS                 OO

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5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               |_|

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6)    CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

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                           7)    SOLE VOTING POWER
NUMBER OF                             none
SHARES                     -----------------------------------------------------
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                              none
EACH                       -----------------------------------------------------
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                                none
WITH                       -----------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                      none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      none

--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      none

--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON
                                      IN

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

      This Amendment No. 25 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on October 9, 2001, (as amended, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. and others with respect to the common stock, par value $0.001 per share (the "Common Stock"), of L Q Corporation, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 888 Seventh Avenue, 17th Floor, New York, NY 10019.

Item 3.       Source and Amount of Funds or Other Consideration.

      Item 3 of the Statement is hereby amended and supplemented as follows:

      On July 26, 2007, the Company and Sielox (formerly known as Dynabazaar, Inc., and hereafter referred to as "Sielox") each held special meetings of stockholders whereby the stockholders of each company approved the amended and restated agreement and plan of merger, dated as of February 26, 2007, as amended (the "Merger Agreement"), among the Company, Sielox and LQ Merger Corp., a wholly-owned subsidiary of Sielox ("LMC").

      On July 31, 2007, LMC merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Sielox. Upon the completion of the merger, the Reporting Entities are entitled to receive 3.68 shares of Sielox common stock for each share of the Company's Common Stock they owned as of the effective time of the merger. Additionally, each outstanding option to purchase the Company's Common Stock has been assumed by Sielox and now represents an option to acquire shares of Sielox common stock, subject to the applicable conversion ratio, on the terms and conditions set forth in the Merger Agreement.

Item 5.       Interest in Securities of the Issuer.

      Item 5 of the Statement is hereby amended and restated as follows:

      (a) - (b) As of July 31, 2007, the Reporting Entities no longer beneficially own any Common Stock of the Company.

      (c) Except as described in Item 3 above, the Reporting Entities did not effect any transactions in the Common Stock since the filing of the Statement.

      (d) Not applicable.

      (e) As described in Item 3 above, the Reporting Entities ceased to be the beneficial owners of more than 5% of the Common Stock of the Company as of July 31, 2007.

Item 7.       Material to be Filed as Exhibits.

      The information contained in Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.   Exhibit Description

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99.5          Agreement of Joint Filing among Barington Companies Equity
              Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James A. Mitarotonda dated August 3, 2007 (which supersedes and replaces the Agreement of Joint Filing previously filed as Exhibit 99.3 to the Schedule 13D Amendment No. 24 filed with the SEC on February 14, 2007).
--------------------------------------------------------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: August 3, 2007

                                      BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                      By: Barington Companies Investors, LLC,
                                          its general partner

                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                      Name:   James A. Mitarotonda
                                      Title:  Managing Member

                                      BARINGTON COMPANIES INVESTORS, LLC

                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                      Name:   James A. Mitarotonda
                                      Title:  Managing Member

                                      BARINGTON COMPANIES OFFSHORE FUND, LTD.

                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                      Name:   James A. Mitarotonda
                                      Title:  President

                                      BARINGTON OFFSHORE ADVISORS II, LLC

                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                      Name:   James A. Mitarotonda
                                      Title:  Managing Member

                                      BARINGTON CAPITAL GROUP, L.P.
                                      By: LNA Capital Corp., its general
                                          partner

                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                      Name:   James A. Mitarotonda
                                      Title:  President and CEO

                                      LNA CAPITAL CORP.

                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                      Name:   James A. Mitarotonda
                                      Title:  President and CEO

                                      /s/ James A. Mitarotonda
                                      ------------------------------------------
                                      James A. Mitarotonda